Exhibit 23.3

May 24, 2022

Epsium Enterprise Limited

c/o Companhia de Comércio Luz Limitada

Alameda Dr. Carlos D’assumpcao

Edf China Civil Plaza 235-243, 14 Andar P

Macau, SAR China

Re:      Epsium Enterprise Limited

Ladies and Gentlemen:

We have acted as counsel to Epsium Enterprise Limited (the “Company”), a company incorporated in the British Virgin Islands, in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering a resale by selling shareholders of 6,002,670 ordinary shares, par value $0.00002 per share (the “Ordinary Shares”).

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your Macau counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Vong Hin Fai Lawyers & Private Notary

Vong Hin Fai Lawyers & Private Notary